Exhibit 3.3

BARBARA K. CEGAVSKE Secretary of State KIMBERLEY PERONDI Deputy Secretary for Commercial Recordings	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE	Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701-4201 Telephone (775) 684-5708 Fax (775) 684-7138

Certified Copy

June 7, 2019

Job Number:	C20190607-0823
Reference Number:	00011350968-33
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20190244868-54	Amendment	1 Pages/1 Copies

Certified By: Paul Reyes Certificate Number: C20190607-0823	Respectfully, Barbara K. Cegavske Secretary of State

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4201

Telephone (775) 684-5708

Fax (775) 684-7138

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20190244868-54
Filing Date and Time 06/05/2019 1:34 PM
Entity Number E0182752011-5

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CLS HOLDINGS USA, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

The introductory paragraph of Article IV of the Amended and Restated Articles of Incorporation is amended and restated in its entirety to read as follows:

“The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Seven Hundred and Seventy Million (770,000,000), consisting of (i) Seven Hundred Fifty Million (750,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”) and (ii) Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The designations and the preferences, limitations and relative rights of the Preferred Stock and the Common Stock of the Corporation are as follows:

[REMAINDER OF ARTICLE IV IS NOT AFFECTED]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:           83,808,837 shares

4. Effective date and time of filing: (optional)                                         Date:                    Time:

(must not be later than 90 days after the certificate is filed)

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above Information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 1-5-15